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                                                               EXHIBIT 10.16

                       [TYLER CORPORATION LETTERHEAD]



December 1, 1997


PRIVATE AND CONFIDENTIAL                                       VIA HAND DELIVERY


Mr. Brian K. Miller
6452 Waggoner Drive
Dallas, Texas 75230

Dear Brian:

We would like to offer you employment as Vice President and Chief Accounting Officer for Tyler Corporation as outlined below:

1.     BEGINNING SALARY -- $140,000 per annum, starting December 1, 1997.

2. BONUS - Full eligibility into the new Tyler bonus plan to be implemented this calendar year with cash bonuses ranging from 40%-50% of base salary when Tyler and or you reach established goals of earnings, return on assets, percentage growth in earnings - whatever goals and standards are finally adopted or agreed by Tyler.

3. OPTIONS - Tyler will grant you an option for 50,000 shares at the closing price on December 1, 1997. These options will vest over five years at the rate of 20% per year.

4. CHANGE OF CONTROL - All unvested options would become immediately vested and exercisable in the event of a change in control of Tyler.

5. CORPORATE BENEFITS - Normal benefits for corporate officers of Tyler, including insurance, reimbursement of reasonable business expenses, appropriate professional fees and dues, continuing professional education programs, company long distance calling card and credit card.

6. START DATE - You will start to work on a part-time basis the week of December 1.

7. REPORTING - In your position you will report to me at this time, although Tyler's present intention is to hire a Chief Financial Officer, to whom you would then report.
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       Mr. Brian K. Miller
       December 1, 1997
       Page Two



8. SEVERANCE - If you are terminated by Tyler for any reason other than fraud, theft, gross negligence, or personal malfeasance, you will receive a lump sum cash severance payment equal to one year, then current, base salary in release of all your claims against the Company. If you were to be terminated as a result of a change in control, you would receive a lump sum cash severance of one year's salary also in release of all your claims against the Company. In either event of termination, you would receive medical benefits, paid by the Company, up to twelve (12) months, or a shorter period should you secure comparable employment elsewhere.

Brian, if you have any questions, I will be happy to discuss them with you.

Sincerely,

/s/ C. A. RUNDELL, JR.

C. A. Rundell, Jr.


Agreed and Accepted



/s/ BRIAN K. MILLER
----------------------
Brian K. Miller


December 1, 1997